CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use of our report dated September 8, 1997 accompanying the financial statements of Baltia Air Lines, Inc. included in its SB-2 Registration Statement, to be filed with the SEC on or about October 8, 1997. We also consent to the reference to our firm under the caption "Experts" in such registration.


J.R. Lupo, P.A. CPA


Verona, NJ
October 8, 1997